Exhibit 5

Robert J. Connaughton, Jr.
Corporate Counsel
rconnaughton@arqule.com

Direct Tel. 781.994.0462
Direct Fax 781.994.0587

March 24, 2005

ArQule, Inc.
19 Presidential Way
Woburn, MA 01801

Ladies and Gentlemen:

     I am rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by ArQule, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof. The Registration Statement relates to 60,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), offered pursuant to the provisions of the Company’s Amended and Restated 1996 Director Stock Option Plan (the “Plan”).

     I am Corporate Counsel for the Company and have acted in connection with the preparation of the Registration Statement. I am familiar with the proceedings taken by the Company regarding authorization, issuance and sale of the Shares. I have examined all such corporate records of the Company as I consider necessary to enable me to render this opinion including the Plan, the Company’s Amended and Restated Certificate of Incorporation, its By-laws, and votes of the Board of Directors and stockholders of the Company, as well as made such investigation of matters of fact and law and examined such other documents as I deemed necessary for rendering the opinions hereinafter expressed. The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.	I have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all original documents, and the conformity to original documents of all copies.

B.	The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and I can give no assurances that my opinions would not be different after any change in any of the foregoing occurring after the date hereof.

C.	I express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware and the federal laws of the United States.

     Based upon, subject to and limited by the foregoing, I am of the opinion that, under the General Corporation Law of the State of Delaware, the additional 60,000 shares of Common Stock issuable pursuant to the Plan have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Plan and for legal consideration of not less than $0.01 per share, the Shares will be validly issued, fully paid and nonassessable.

     This letter does not address any matters other than those expressly addressed herein and is given for the sole benefit and use of the Company. No one else is entitled to rely hereupon.

     I hereby consent to filing of this opinion as Exhibit 5 to the Registration Statement. By giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ Robert J. Connaughton, Jr.

Robert J. Connaughton, Jr.

:dms